Exhibit (d)(4)

INVESTMENT SUBADVISORY AGREEMENT

By and Among

Thrivent Asset Management, LLC

and

Thrivent Mutual Funds

and

T. Rowe Price International, Inc.

INVESTMENT SUBADVISORY AGREEMENT, made as of the 1st day of January, 2006, (the “Effective Date”) by and among Thrivent Asset Management, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Adviser”); Thrivent Mutual Funds, a business trust organized and existing under the laws of the State of Massachusetts (“Trust”); and T. Rowe Price International, Inc., a corporation organized and existing under the laws of the State of Maryland (“Subadviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated as of the 1st day of January, 2006 (“Advisory Agreement”), with the Trust, which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of the Thrivent Partner International Stock Fund (the “Fund”), as a separate series of the Trust; and

WHEREAS, Subadviser is engaged principally in the business of rendering investment supervisory management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Trust and Adviser desire to retain Subadviser as subadviser to furnish certain investment advisory services to Adviser and the Fund and Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I.	Appointment. (A) Adviser hereby appoints Subadviser as its investment subadviser with respect to the Fund for the period and on the terms set forth in this Agreement, and (B) Subadviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

II.

Additional Series. In the event that the Trust establishes one or more series of shares other than the Fund with respect to which Adviser desires to retain Subadviser to render investment advisory services hereunder, Adviser shall so notify Subadviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If

Subadviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Fund hereunder.

III.	Duties of Subadviser.

A.	Subadviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the Fund, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested. Subadviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board of Trustees of the Trust (the “Board”), (2) the Trust’s Declaration of Trust and By-laws, as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Fund as set forth in the Trust’s then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or Board that have been furnished in writing to Subadviser, (5) applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder, and (6) the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), as amended from time to time. In accordance with Section VII, Subadviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Fund’s account and will exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions.

B.	Subadviser shall have no responsibility with respect to maintaining custody of the Fund’s assets. Subadviser shall affirm security transactions with central depositories and advise the custodian of the Fund (“Custodian”) or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Subadviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

C.

Unless Adviser advises Subadviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Trust or otherwise delegated to another party, Subadviser shall exercise voting rights incident to any securities held in the Fund without consultation with Adviser or Trust, provided that Subadviser will follow any written instructions received from Adviser or Trust with respect to voting as to particular issues. Subadviser shall instruct the Custodian to respond to all corporate action matters incident to the securities held in the Fund including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations, provided such materials, including proxy solicitations, have been forwarded to the Subadviser in a timely fashion by the Custodian.

D.	Upon request of Adviser and/or Trust, Subadviser shall provide assistance in connection with the determination of the fair value of securities in the Fund for which market quotations are not readily available.

E.	In the performance of its duties hereunder, Subadviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed to be an agent of the Fund, the Trust or of Adviser.

F.	The Sub-adviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the portion of the Fund’s assets with respect to which the Subadviser provides investment advice.

G.	The Subadviser is prohibited from consulting with any other subadviser of the Fund, if any, or the subadviser to any other investment company (or separate series of an investment company) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the 1940 Act.

IV.	Compensation. For the services provided pursuant to this Agreement, Subadviser shall receive an investment management fee as set forth in Schedule 1, attached hereto and incorporated herein by reference. The management fee shall be payable monthly in arrears to Subadviser on or before the 10th day of the next succeeding calendar month. Adviser shall provide a worksheet with the monthly payment showing each Fund’s average daily net assets and the calculation of Subadviser’s investment management fee. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

V.	Expenses. During the term of this Agreement, Subadviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Trust hereunder. The Trust shall assume and shall pay all brokers’ and underwriting commissions chargeable to the Trust in connection with the securities transactions to which the Fund is a party.

VI.	Duties of Adviser. Adviser has furnished Subadviser with copies of each of the following documents and will furnish to Subadviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1)	The Declaration of the Trust, as filed with the State of Massachusetts, as in effect on the date hereof and as amended from time to time;

(2)	The by-laws of the Trust as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)	Certified resolutions of the Board authorizing the appointment of Adviser and Subadviser and approving the form of the Advisory Agreement and this Agreement;

(4)	The Trust’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Fund and its shares and all amendments thereto (“Registration Statement”);

(5)	The Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)	The Fund’s most recent prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”); and

(7)	Copies of reports made by the Trust to its shareholders.

Adviser shall furnish Subadviser with any further documents, materials or information that Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

During the term of this Agreement, Adviser shall furnish to Subadviser at its principal office all prospectuses, SAIs, proxy statements, reports to shareholders, advertisements, sales literature or other material prepared for distribution to shareholders of the Trust or the public which refer to the Subadviser or its clients in any way, at a reasonable time prior to the use thereof, and Adviser shall not use any such materials if Subadviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed) after receipt thereof. Adviser shall ensure that materials prepared by employees or agents of Adviser or its affiliates that refer to Subadviser or its clients in any way are consistent with those materials previously approved by Subadviser as referenced in the preceding sentence.

VII.	Fund Transactions.

A.	Subadviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, Subadviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Subadviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to Subadviser with respect to the Fund and/or other accounts over which Subadviser exercises investment discretion. Subadviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Subadviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Subadviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Subadviser shall, upon request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

B.	In no instance will portfolio securities be purchased from or sold to Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

C.	Subadviser may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Trust as may be in effect from time to time, Subadviser may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous.

D.	On occasions when Subadviser deems the purchase or sale of a security to be in the best interest of the Trust as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to its other clients.

VIII.	Ownership of Records. Subadviser shall maintain all books and records required to be maintained by Subadviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Subadviser hereby agrees (A) that all records that it maintains for the Fund are the property of the Trust, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Trust any records that it maintains for the Trust upon request by the Trust; provided, however, Subadviser may retain copies of such records.

IX.	Ownership of Software and Related Material. All computer programs, magnetic tapes, written procedures and similar items developed and used by Subadviser or any affiliate in performance of this Agreement are the property of Subadviser and will not become the property of the Trust or Adviser.

X.	Reports and Meetings.

A.	Subadviser shall furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably require, including, without limitation, compliance reporting and certifications with respect to:

1.	Affiliated Brokerage Transactions

2.	Affiliated Underwritings

3.	Cross Transactions

4.	Prospectus Compliance

5.	Code of Ethics

6.	Soft Dollar Usage

7.	Fair Valuation Determinations

B.	Subadviser shall make available in person or via telephone to the Board and to Adviser personnel of Subadviser as the Board or Adviser may reasonably request to review the investments and the investment program of the Fund and the services provided by Subadviser hereunder, provided that, the portfolio manager of the Fund shall not be required to attend in person more than one meeting per calendar year.

XI.

Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Subadviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Subadviser, who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

XII.	Subadviser’s Use of the Services of Others. Subadviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Subadviser or the Trust or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Trust or the Fund, as appropriate, or in the discharge of Subadviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XIII.	Confidential Relationship. Information furnished by the Trust or by one party to another, including the Trust’s or a party’s respective agents and employees, is confidential and shall not be disclosed to third parties unless upon request of regulatory authority or as otherwise required by law. Subadviser, on behalf of itself and its affiliates and representatives, agrees to keep confidential all records and other information relating to Adviser or the Trust (as the case may be), except after prior notification to and approval in writing by Adviser or the Trust (as the case may be), which approval shall not be unreasonably withheld, and may not be withheld, where Subadviser or any affiliate may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when so requested by Adviser and the Trust. Notwithstanding the foregoing, Adviser agrees that Subadviser may identify the Adviser or the Trust as a client in Subadviser’s promotional materials. In addition, Adviser will take all steps reasonably necessary to ensure that their employees and affiliates who request portfolio information from Subadviser are appropriately authorized to receive such information under the Trust’s selective disclosure policies.

XIV.	Liability of Subadviser; Indemnification. Neither Subadviser nor any of its officers, directors, or employees (“Related Persons”), nor any person performing executive, administrative, trading, or other functions for the Trust, the Fund (at the direction or request of Subadviser) or Subadviser in connection with Subadviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Trust or Fund or (ii) any error of fact or mistake of law contained in any report or data provided by Subadviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance by Subadviser or such Related Person of Subadviser’s duties on behalf of the Trust or Fund or from reckless disregard by Subadviser or any such Related Person of the duties of Subadviser pursuant to this Agreement (each of which is referred to as a “Culpable Act”).

Notwithstanding the foregoing, any stated limitations on liability shall not relieve Subadviser from any responsibility or liability Subadviser may have under state or federal statutes.

Subadviser shall indemnify Adviser and its Related Persons and hold them harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly or indirectly out of or in connection with the performance of services by Subadviser or its Related Persons hereunder to the extent such Damages result from a Culpable Act of Subadviser or its Related Persons.

Adviser shall indemnify Subadviser and its Related Persons from and against any Damages arising directly or indirectly out of or in connection with the performance of services by Adviser or its Related Persons under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result from any willful misfeasance, bad faith, gross negligence or reckless disregard of its duties by Adviser or any of its Related Persons.

XV.	Representations of Subadviser. Subadviser represents, warrants, and agrees as follows:

A.	Subadviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.

Subadviser has adopted a written code of ethics (the “Subadviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Trust with a copy of the Subadviser Code, together with evidence of its adoption. The Subadviser certifies that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Subadviser Code. On a quarterly basis, Subadviser will either: (i) certify to Adviser that Subadviser and its Access Persons have complied with Subadviser Code with respect to the Fund, or (ii) identify any material violations of the Subadviser Code which have occurred with respect to the Fund. In addition, Subadviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Subadviser Code since the last report to the Board, including, but not limited to, information about material violations of the Subadviser Code with respect to the Fund and sanctions imposed in response to the material violations and (b) certifies that the Subadviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Subadviser Code.

C.	Subadviser has provided Adviser and the Trust with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, then its most recent Part 2 of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Adviser.

XVI.	Representation of Adviser. Adviser represents, warrants and agrees that Adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

XVII.	Compliance with Applicable Regulations. In performing its duties hereunder, Subadviser shall act in conformity at all times with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; Subchapter M of the Code; the provisions of the Registration Statement; the provisions of the Declaration of Trust and the By-Laws of the Trust, as the same may be amended from time to time; and any other applicable provisions of state or federal law.

XVIII.

Term of Agreement. This Agreement shall become effective with respect to the Thrivent Partner International Stock Fund on the Effective Date and, with respect to any additional Fund, on the date of receipt by the Adviser of notice from the Subadviser in accordance with Section II hereof that the Subscriber is willing to serve as Subadviser with respect to such Fund. Unless sooner terminated as provided herein, this Agreement shall continue in effect for one year from the Effective Date with respect to the Thrivent Partner International Stock Fund and, with respect to each additional Fund, for two years from the date on which this Agreement becomes effective with respect to such Fund. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board, or by vote of a majority of the outstanding voting securities of the Fund; (ii) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (b) Subadviser shall not have notified the Trust, in writing, at least 60 days prior to such approval that it does not desire such continuation. Subadviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

XIX.	Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ prior written notice to Subadviser. This Agreement may also be terminated by Adviser: (i) on at least 60 days’ prior written notice to Subadviser, without the payment of any penalty; (ii) upon material breach by Subadviser of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if Subadviser becomes unable to discharge its duties and obligations under this Agreement. Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to Adviser. This Agreement shall terminate automatically in the event of its assignment, as such term is defined in the 1940 Act, or upon termination of the Advisory Agreement. Any approval, amendment, or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Trust, unless such action shall be required by any applicable law or otherwise.

XX.	Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

XXI.	Notification. Subadviser will notify Adviser promptly of any change in the portfolio manager of Subadviser with primary responsibility for making investment decisions in relation to the Fund or who have been authorized to give instructions to Custodian.

XXII.	Miscellaneous.

A.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Minnesota conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.	Insurance. Subadviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of Subadviser’s business activities.

C.	Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D.	Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

E.	Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

F.	Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

G.	Notice. Notice under the Agreement shall be in writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the addressed party at such address as such party may designate for the receipt of such notices. Until further notice, it is agreed that for this purpose the address of Adviser is Thrivent Financial for Lutherans, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, Attention: Investment Operations MS 1010, and that of Subadviser is T. Rowe Price International, Inc., 100 East Pratt Street, Baltimore, Maryland 21202, Attention: General Counsel.

H.	Counterparts. This Agreement may be entered into in counterparts, each of which when so executed and delivered shall be deemed to be an original, and together shall constitute one document.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

THRIVENT ASSET MANAGEMENT, LLC

Attest:	/s/ Marlene J. Nogle	By:	/s/ Russell W. Swansen
Name:	Marlene J. Nogle	Name:	Russell W. Swansen
		Title:	President

THRIVENT MUTUAL FUNDS

Attest:	/s/ Marlene J. Nogle	By:	/s/ Russell W. Swansen
Name:	Marlene J. Nogle	Name:	Russell W. Swansen
		Title:	Vice President

T. ROWE PRICE INTERNATIONAL, INC.

Attest:	/s/ Linda C. Cosby	By:	/s/ David Oestreicher
Name:	Linda C. Cosby	Name:	David Oestreicher
		Title:	Vice President

INVESTMENT SUBADVISORY AGREEMENT

By and Among

Thrivent Asset Management, LLC

and

Thrivent Mutual Funds

and

T. Rowe Price International, Inc.

Schedule I

Dated as of January 1, 2006

Subadvisory Fees

Thrivent Partner International Stock Fund

Advisory Fee	Average Daily Net Assets*

0.75%	$0 - $20 Million

0.60%	Above $20 million to $50 million

0.50%	Above $50 million to $200 million

0.50%	All assets when assets exceed $200 million

0.45%	All assets when assets exceed $500 million

*	Breakpoints for Thrivent Partner International Stock Fund are determined by combining the subadvised assets of Thrivent Partner International Stock Fund with the Thrivent Partner International Stock Portfolio, a series of Thrivent Series Fund, Inc.

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